Exhibit 10.1

TRANSITION AGREEMENT

This Transition Agreement made as of this 13th day of May, 2008 by and between VistaPrint Limited (“VistaPrint”), VistaPrint USA, Incorporated (“VistaPrint USA” and, together with VistaPrint, the “Company”) and Harpreet Grewal (“Mr. Grewal”).

WHEREAS, Mr. Grewal has served as an Executive Vice President and as the Company’s Chief Financial Officer since October 2006,

WHEREAS, Mr. Grewal has indicated to the Company his desire to resign from the Company due to personal reasons and obligations, and

WHEREAS, the Company desires to secure his continued service for a minimum designated period of time to allow for the timely completion of his current assignments and to allow for an appropriate transition of duties to a new Chief Financial Officer.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, the parties agree as follows.

1. (a) At-Will Status. Mr. Grewal agrees to remain employed as the Company’s Chief Financial Officer from the date of this Transition Agreement until September 2, 2008. Mr. Grewal will continue to perform those duties and responsibilities customary and consistent with his position as Chief Financial Officer. Effective September 2, 2008, Mr. Grewal agrees to immediately resign his position as Chief Financial Officer, but will remain an employee of the Company with the duty and responsibility to assist the Company’s new Chief Financial Officer until October 2, 2008 (the period from the date of this Transition Agreement through October 2, 2008 shall be the “At-Will Period”). During this At-Will Period, Mr. Grewal will continue to receive the same salary, bonuses, fringe benefits, restricted share units and stock option vesting to which he was entitled immediately prior to the execution date of this Transition Agreement; provided, however, that effective July 1, 2008, his annualized base salary shall be increased to $280,000 and his annual target bonus shall be increased to $170,000. Notwithstanding the foregoing, in the event that the Company chooses to have his successor assume responsibility as Chief Financial Officer prior to September 2, 2008, Mr. Grewal agrees to immediately resign his position as Chief Financial Officer and will assist the new Chief Financial Officer for the remainder of the At-Will Period; provided, however, that no such resignation by Mr. Grewal shall affect the term of the At-Will Period or the salary, benefits, vesting and other matters to which he is entitled to during the At-Will Period. Effective no later than October 2, 2008, Mr. Grewal’s employment with the Company will terminate. At any time during this At-Will Period either party may terminate the employment relationship with or without cause or prior notice. The date upon which the At-Will Period terminates in accordance with this section shall be referred to herein as the “Effective Date of Resignation.”

(b) Consulting Status. Upon the Effective Date of Resignation, provided the Company has not previously terminated Mr. Grewal’s employment for gross negligence or willful misconduct and Mr. Grewal has not terminated his employment relationship with the Company prior to October 2, 2008, Mr. Grewal will resign all titles and postings he then holds with the Company and he shall become a consultant for the Company commencing on that date and continuing until the earlier of nine months from the Effective Date of Resignation or July 2, 2009 (the “Consulting Period”). During this Consulting Period, Mr. Grewal will provide up to five (5) hours per month of consulting services via telephone conference with the Company’s Chief Executive Officer, Chief Financial Officer or Vice President of Finance or other Company designee. Mr. Grewal will not be eligible for additional compensation for such consulting beyond those payments specified in this Transition Agreement.

(c) Termination of Executive Retention Agreement. The Executive Retention Agreement between the parties dated October 2, 2006 is null and void and is hereby superseded and replaced in its entirety by this Transition Agreement

2. Severance Benefits. (a) Upon and subject to the commencement of a consulting relationship between Mr. Grewal and the Company pursuant to Section 1(b) above, and subject to the terms and conditions set forth on Exhibit A, Mr. Grewal shall execute the Release of Claims attached hereto as Exhibit B and, conditioned on the Release of Claims becoming binding upon Mr. Grewal, Mr. Grewal or, in the event of Mr. Grewal’s death, his estate, shall be entitled to the compensation set forth in subparagraphs 2(b)-(d) below.

(b) The Company shall pay Mr. Grewal $180,000 plus an amount calculated as follows: [$112,500 multiplied by the applicable yearly payout rate for fiscal year 2008 under the Executive Officer FY 2008 Plan] less [$5,000 multiplied by the applicable quarterly payout rate for the first quarter of fiscal year 2009 under The Executive Officer FY 2009 Plan] (together, the “Severance Payment”). The Severance Payment shall be paid over a period of nine (9) months in equal bi-weekly installments in accordance with the Company’s normal payroll procedures, less all applicable taxes and withholdings; provided, however, such payments shall not commence until the Release of Claims referenced in 2(a) above is binding upon Mr. Grewal and such payments shall immediately terminate if Mr. Grewal commences comparable employment at any time during the Consulting Period. Mr. Grewal agrees to inform the Company within 48 hours of obtaining such comparable employment. For purposes of this Transition Agreement, comparable employment means any position as either an employee or independent contractor having annualized base salary compensation greater than or equal to $200,000.

(c) On October 31, 2006 in accordance with the Nonqualified Stock Option Agreement granted under the Amended and Restated 2005 Equity Incentive Plan, the Company granted Mr. Grewal an option to purchase 90,000 common shares of VistaPrint and in accordance with the Restricted Share Unit Agreement granted under the Amended and Restated 2005 Equity Incentive Plan, the Company granted Mr. Grewal restricted share units with respect 100,000 common shares. Similarly, on March 15, 2007, in accordance with the Nonqualified Stock Option Agreement granted under the Amended and Restated 2005 Equity Incentive Plan, the Company granted him an option to purchase 49,714 common shares of VistaPrint. All options to purchase common shares of VistaPrint shall cease vesting on the Effective Date of Resignation and any unvested options on such date shall be forfeited as of the Effective Date of Resignation; provided, however, that if the Company terminates Mr. Grewal’s employment prior to October 2, 2008 for any reason other than gross negligence or willful misconduct, any unvested options that would have vested on or before October 2, 2008 under the terms of such option agreements will be accelerated so that such options will be fully vested (with any other unvested options forfeited). Provided that the Company has not previously terminated Mr. Grewal’s employment for gross negligence or willful misconduct and Mr. Grewal has not terminated his employment relationship with the Company prior to October 2, 2008, those unvested restricted shares units granted on October 31, 2006 that would have vested on or before October 2, 2009 under the terms of the Restricted Share Unit Agreement, but have not yet so vested by the Effective Date of Resignation, will be accelerated so that such restricted share units will be fully vested and the balance of such award shall be forfeited as of the Effective Date of Resignation.

(d) All Company benefits, including life insurance and long term disability, will end upon the date Mr. Grewal’s employment with the Company terminates. Notwithstanding the foregoing, as of the Effective Date of Resignation, provided the Company has not previously terminated Mr. Grewal’s employment for gross negligence or willful misconduct and Mr. Grewal has not terminated his employment relationship with the Company prior to October 2, 2008, Mr. Grewal shall be considered to have elected to continue receiving group medical insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., and, during the Consulting Period, the Company shall pay the entire premium for such coverage. All premium costs after the Consulting Period shall be paid by Mr. Grewal on a monthly basis for as long as, and to the extent that, he remains eligible for COBRA continuation. Mr. Grewal should consult the COBRA materials to be provided by the Company for details regarding these benefits.

3. Non-Disclosure, Non-Competition and Non-Solicitation Obligations. Mr. Grewal acknowledges and reaffirms his obligation, consistent with applicable law, to keep confidential and not to disclose any and all non-public information concerning the Company that he acquired during the course of his employment with the Company, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects and financial condition, as is stated more fully in the VistaPrint USA, Incorporated Invention and Nondisclosure Agreement he executed on October 3, 2006 which remains in full force and effect. Mr. Grewal further acknowledges and reaffirms all of his obligations under the VistaPrint USA, Incorporated Non-Competition and Non-Solicitation Agreement he executed on October 3, 2006.

4. Return of Company Property. Mr. Grewal confirms that, no later than the Effective Date of Resignation, he will return to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, Company vehicles and any other Company-owned property in his possession or control, and that he will leave intact all electronic Company documents, including, but not limited to, those which he developed or helped develop during his employment. Mr. Grewal further confirms that he will have cancelled all accounts for his benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

5. Release of Claims. In consideration of the benefits provided for in this Transition Agreement, which Mr. Grewal acknowledges he would not otherwise be entitled to receive, Mr. Grewal hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities)

(hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he has ever had or now has against the Released Parties, including, but not limited to, any claims arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act , M.G.L. c. 149, § 105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options (except for those share/stock option rights and interests set forth in the Transition Agreement); and any claim or damage arising out of his employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this Transition Agreement prevents him from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that Mr. Grewal acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding).

Mr. Grewal acknowledges that he has been given sufficient time to consider this Transition Agreement and its Attachment A, and the Release of Claims at Attachment B, and that the Company advised him to consult with an attorney of his own choosing prior to signing this Transition Agreement and Attachment B.

6. Amendment. This Transition Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Transition Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators.

7. No Waiver. No delay or omission by either party in exercising any right under this Transition Agreement shall operate as a waiver of that or any other right. A waiver or consent given by a party on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

8. Validity. Should any provision of this Transition Agreement and its attachments be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal and/or invalid part, term or provision shall be deemed not to be a part of this Transition Agreement.

9. Voluntary Assent. Mr. Grewal affirms that no other promises or agreements of any kind have been made to or with him by any person or entity whatsoever to cause him to sign this Transition Agreement, and that he fully understand the meaning and intent of this agreement. Mr. Grewal states and represents that he has had an opportunity to fully discuss and review the terms of this Transition Agreement and the attachments hereto with an attorney. Mr. Grewal further states and represents that he has carefully read this Transition Agreement, including Attachments A and B hereto, understand the contents therein, freely and voluntarily assent to all of the terms and conditions hereof, and signs his name of his own free act.

10. Applicable Law. This Transition Agreement and all attachments hereto shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Transition Agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Transition Agreement or the subject matter hereof.

11. Section 409A. The Company makes no representation or warranty and shall have no liability to Mr. Grewal or to any other person if any provisions of this Transition Agreement are determined to constitute deferred compensation subject to Section 409A but that are not compliant with or exempt from that section.

12. Entire Agreement. This Transition Agreement, together with Attachments A and B, contains and constitutes the entire understanding and agreement between the parties hereto and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede Mr. Grewal’s obligations set forth in paragraph 3 herein.

IN WITNESS WHEREOF, the parties hereto hereby execute this Transition Agreement as of the date and year first set forth above.

VISTAPRINT LIMITED	Harpreet Grewal

By: /s/ Janice Richardson-Trott Name: Janice Richardson-Trott Title: Corporate Secretary	/s/ Harpreet Grewal

VISTAPRINT USA, INCORPORATED

By: /s/ Michael Giannetto Name: Michael Giannetto Title: Treasurer

EXHIBIT A

Payments Subject to Section 409A

1. Subject to this Exhibit A, payments or benefits under Section 2 of the Transition Agreement shall begin only upon the date of a “separation from service” of Mr. Grewal (determined as set forth below) which occurs on or after the termination of Mr. Grewal’s employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to Mr. Grewal under Section 2, as applicable:

        (a) It is intended that each installment of the payments and benefits provided under Section 2 of the Transition Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code and the guidance issued thereunder (“Section 409A”). Neither the Company nor Mr. Grewal shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

        (b) If, as of the date of the “separation from service” of Mr. Grewal from the Company, Mr. Grewal is not a “specified employee” (within the meaning of Section 409A), then each installment of the payments and benefits shall be made on the dates and terms set forth in Section 2 of the Transition Agreement.

        (c) If, as of the date of the “separation from service” of Mr. Grewal from the Company, Mr. Grewal is a “specified employee” (within the meaning of Section 409A), then:

                (i) Each installment of the payments and benefits due under Section 2 of the Transition Agreement that, in accordance with the dates and terms set forth herein, will in all circumstances, regardless of when the separation from service occurs, be paid within the Short-Term Deferral Period (as hereinafter defined) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A. For purposes of this Transition Agreement, the “Short-Term Deferral Period” means the period ending on the later of the 15th day of the third month following the end of Mr. Grewal’s tax year in which the separation from service occurs and the 15th day of the third month following the end of the Company’s tax year in which the separation from service occurs; and

                (ii) Each installment of the payments and benefits due under Section 2 of the Transition Agreement that is not described in this Exhibit A, Section 1(c)(i) above and that would, absent this subsection, be paid within the six-month period following the “separation from service” of Mr. Grewal from the Company shall not be paid until the date that is six months and one day after such separation from service (or, if earlier, Mr. Grewal’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following Mr. Grewal’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of payments and benefits if and to the maximum extent that that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of Mr. Grewal’s second taxable year following his taxable year in which the separation from service occurs.

2. The determination of whether and when a separation from service of Mr. Grewal from the Company has occurred shall be made and in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Exhibit A, Section 2, “Company” shall include all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

3. All reimbursements and in-kind benefits provided under the Transition Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A.

EXHIBIT B

RELEASE OF CLAIMS

This Release of Claims forms a part of that certain Transition Agreement (the “Transition Agreement”) dated as of May 13, 2008 by and among Harpreet Grewal (“Mr. Grewal”), VistaPrint Limited and VistaPrint USA, Incorporated (collectively, the “Company”).

1. Mr. Grewal’s Release of Claims – In consideration of the benefits set forth in paragraph 2 of the Transition Agreement, which Mr. Grewal acknowledges he would not otherwise be entitled to receive, he hereby fully, forever, irrevocably and unconditionally releases, remises and discharges the Company, its officers, directors, stockholders, corporate affiliates, subsidiaries, parent companies, agents and employees (each in their individual and corporate capacities) (hereinafter, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature which he ever had or now has against the Released Parties, including, but not limited to, any claims arising out of his employment with and/or separation from the Company, including, but not limited to, all employment discrimination claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., and the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., all as amended; all claims arising out of the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq., the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. §1001 et seq., the Massachusetts Fair Employment Practices Act., M.G.L. c. 151B, § 1 et seq., the Massachusetts Civil Rights Act, M.G.L. c. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, M.G.L. c. 93, § 102 and M.G.L. c. 214, § 1C, the Massachusetts Labor and Industries Act, M.G.L. c. 149, § 1 et seq., the Massachusetts Privacy Act, M.G.L. c. 214, § 1B, and the Massachusetts Maternity Leave Act , M.G.L. c. 149, § 105(d), all as amended; all common law claims including, but not limited to, actions in tort, defamation and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise, including, but not limited to, claims to stock or stock options (except for those share/stock option rights and interests set forth in the Transition Agreement); and any claim or damage arising out of his employment with or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this agreement prevents him from filing, cooperating with, or participating in any proceeding before the EEOC or a state Fair Employment Practices Agency (except that he acknowledges that he may not be able to recover any monetary benefits in connection with any such claim, charge or proceeding). Nothing herein shall bar actions to enforce the terms of the Transition Agreement. Moreover, nothing herein shall be construed so as to limit or restrict any right to advancement of expenses, indemnification or insurance available to Mr. Grewal in his officer and employee position.

Mr. Grewal hereby acknowledges that he has been given at least twenty-one (21) days to consider this Attachment A, and that the Company advised him to consult with any attorney of his own choosing prior to signing the Transition Agreement and this Attachment A. Mr. Grewal may revoke his acceptance of this Attachment A during the period of seven (7) days after the execution of it, and this Attachment A shall not become effective or enforceable, and no severance payments will be made pursuant to Paragraph 2 of the Transition Agreement, until this seven (7) day period has expired and this Release of Claims is binding upon Mr. Grewal.

2. Applicable Law – This Release of Claims shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. The parties hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in Massachusetts (which courts, for purposes of this Transition Agreement and Release of Claims, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this Transition Agreement, the Release of Claims or the subject matter hereof.

VISTAPRINT LIMITED	Harpreet Grewal

By: Name: Title:

VISTAPRINT USA, INCORPORATED

By: Name: Title:

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